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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AMR Corporation and American Airlines, Inc. for the registration of $300,000,000 of 4.25% Senior Convertible Notes due 2023 of AMR Corporation and 17,283,000 shares of AMR Corporation common stock and to the incorporation by reference therein of our report dated March 31, 2003, with respect to the consolidated financial statements and schedules of AMR Corporation and American Airlines, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                   /s/ ERNST & YOUNG LLP



Dallas, Texas
October 21, 2003